UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2004

Evans Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1.000-18539	161332767
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14-16 North Main Street, Angola, NY		14006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	716-926-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2004, ENB Insurance Agency, Inc. (f/k/a M&W Agency, Inc.), a wholly-owned subsidiary of Evans Bancorp, Inc. (the "Company") entered into a definitive agreement with Ulrich & Company, Inc., a retail property and casualty insurance agency located in Lockport, New York, to acquire substantially all of the Ulrich & Company’s business and assets for $6,825,000. $6,425,000 of the purchase price is payable in cash at closing, with the balance -$300,000 - payable over a period of 12 months from closing subject to certain post-closing performance requirements. The acquisition closed on October 1, 2004. The acquisition was financed from proceeds received by the Company from Evans Capital Trust I, a newly established wholly-owned business trust of the Company, in exchange for $11,341,000 aggregate principal amount of the Company’s floating rate Junior Subordinated Debentures due November 23, 2034, as more particularly described in Item 2.03 below, which is incorporated into this Item 1.01 by reference.

On October 1 2004, the Company issued a press release relating to the definitive agreement and the closing of the acquisition, which press release is filed as Exhibit 99.1 to this Report and incorporated herein by this reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 1, 2004, a newly established statutory business trust, wholly owned by Evans Bancorp, Inc. (the "Company") – Evans Capital Trust I (the "Trust") - sold floating rate trust preferred securities due November 23, 2034 in the aggregate principal amount of $11 million (the "Capital Securities") to NBC Capital Markets Group, Inc. ("NBC Capital"). The Capital Securities were sold to NBC Capital in a private transaction, pursuant to an applicable exemption from registration under the Securities Act of 1933. The net proceeds from the sale, in addition to the initial capital contribution of $341,000 from the Company to the Trust were reinvested into the Company in exchange for $11,341,000 aggregate principal amount of the Company’s Junior Subordinated Debentures due November 23, 2034 (the "Junior Subordinated Debentures"). The Company’s Junior Subordinated Debentures were issued on October 1, 2004 to the Trust pursuant to an indenture between the Company and Wilmington Trust Company, as debenture trustee (the "Indenture"). The interest rate on the Capital Securities and the Junior Subordinated Debentures is a floating rate of 2.65% over 3 month LIBOR and the initial rate is 4.53%.

The Trust was established pursuant to an Amended and Restated Declaration of Trust among the Company, Wilmington Trust Company, as trustee, and James Tilley and Mark DeBacker, as administrators. Mr. Tilley serves as president and chief executive and as a director of the Company and Mr. DeBacker serves as treasurer of the Company.

The sole assets of the Trust, the obligor on the Capital Securities, are the Company’s Junior Subordinated Debentures. In addition, the Company has irrevocably and unconditionally guaranteed, pursuant to a guarantee agreement (the "Guarantee Agreement") dated October 1, 2004 delivered by the Company to Wilmington Trust Company, as trustee for the benefit of the holders of the Capital Securities, the payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to the Capital Securities.

Interest on the Junior Subordinated Debentures is payable quarterly in arrears on February 23, May 23, August 23 and November 23 of each year at a floating rate of 2.65% over 3-month LIBOR until maturity. The distribution rate and the payment dates on the Capital Securities coincide with the interest rate and the payment dates on the Junior Subordinated Debentures. So long as the Company is current in its interest payments, it has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period on the debentures for up to 20 consecutive quarterly periods.

The Capital Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at stated maturity or, at the option of the Company, earlier upon the occurrence of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in the law such that the Trust would be considered an investment company and (ii) in whole or in part at any time on or after November 23, 2009, contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part. Any redemption is subject to certain conditions, including the prior approval of the Federal Reserve.

A copy of the press release issued by the Company announcing the sale of the Capital Securities is filed with this Report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits .

Exhibit 99.1 Press Release of Evans Bancorp, Inc., dated
October 1, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evans Bancorp, Inc. (Registrant)

October 1, 2004	By:	James Tilley

Name: James Tilley
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

EX-99.1	Press Release